Exhibit 99.2

Armstrong Flooring Appoints Board Chair Larry McWilliams Interim CEO

LANCASTER, Pa. – May 3, 2019 – Armstrong Flooring, Inc., (NYSE: AFI) North America’s largest producer of resilient flooring products, today announced that its board of directors and Donald R. Maier, President and Chief Executive Officer, have mutually agreed that Mr. Maier would step down as CEO, effective immediately. Armstrong Flooring Chair Larry S. McWilliams has been elected Chief Executive Officer on an interim basis. He will focus on the company’s near-term strategic priorities and facilitate Armstrong Flooring’s management transition while the company seeks a permanent CEO.

Armstrong Flooring also announced today its first quarter 2019 financial results, revised 2019 guidance and an increase in the size of the Company’s stock repurchase plan. A full release can be viewed here.

Mr. McWilliams, the former President and CEO of Keystone Foods and a former senior executive at Campbell Soup Company, joined the Armstrong World Industries (NYSE: AWI) Board in 2010 and became Chair of the Board of Armstrong Flooring in 2016 after it was spun off from AWI as an independent, publicly traded company. Mr. McWilliams is a longtime executive in the retail and consumer sectors and will remain the Chair of Board of Armstrong Flooring. He is also the Chair of Board of Armstrong World Industries.

“We are fortunate to have as our Chair a respected industry veteran and an experienced business executive who will provide a steady hand and ensure the Armstrong Flooring team remains focused on leading the company into future, long-term success,” said James C. Melville, an Armstrong Flooring Board director. “Larry has committed to be interim CEO for as long as needed to ensure an orderly and seamless transition.”

Mr. McWilliams stated, “Armstrong Flooring has built incredible brand equity and customer loyalty over its long history, and I am ready and eager to step in at this juncture and work closely with our talented employee base, distributors, and customers to deliver the best products, solutions and value for all of our stakeholders.”

“We thank Don for his years of dedication to the company. He joined Armstrong World Industries in 2010 and played many important roles along the way, including the CEO role of Armstrong Flooring before and after its transition into an independent company. We wish him the very best,” Mr. McWilliams said.

“It has been my privilege to lead Armstrong Flooring during such a critical phase in the company’s long history,” Mr. Maier said. “It has also been my privilege to work with such a dedicated group of colleagues who are committed to leading this great company into its next phase.”

Mr. Maier has resigned from the Board of Directors and will not stand for re-election at the upcoming 2019 annual meeting.

About Larry McWilliams

Larry S. McWilliams is the interim CEO of Armstrong Flooring and Chair of its Board of Directors. Mr. McWilliams was previously the President and Chief Executive Officer of Keystone Foods, a producer of proteins, from May 2011 to May 2012. From May 2005 to October 2010, he served as a Senior Vice President at Campbell Soup Company and subsequently became the President of Campbell International, responsible for all of Campbell Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as Senior Vice President Sales and Chief Customer Officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of President North America Soup. Mr. McWilliams was named Senior Vice President and President Campbell USA in March 2004. Prior to Campbell Soup, Mr. McWilliams held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams also serves as Chair of the Board at Armstrong World Industries, a manufacturer of commercial and residential ceiling, wall and suspension system solutions, and Armstrong Flooring’s predecessor company prior to its spin-off in April 2016. In addition, Mr. McWilliams previously served on the board of Godiva Chocolatiers International, a privately held company, and on the board of Bob Evans Farms, Inc., a full-service restaurant company. Mr. McWilliams formerly served on the Board of Governors of St. Joseph’s University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to the Company’s management transition and plans with respect to share repurchases, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

717-672-7545

aficorporatecommunications@armstrongflooring.com